Exhibit 10.11.2

AMENDMENT TO THE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is hereby entered into and effective as of November 14, 2016 (“Effective Date”), by and between Nasdaq, Inc. (“Company”), and Robert Greifeld (“Executive”) (Company and Executive, each a “Party” and together, the “Parties”).

WHEREAS, the Executive and Company (f/k/a/ “The NASDAQ OMX Group, Inc.”) entered into an employment agreement dated February 22, 2012 (“Employment Agreement”);

NOW, THEREFORE, in consideration of Executive’s employment and continued employment with Company and the compensation paid or to be paid for Executive’s services during his employment, and the mutual covenants and promises contained herein, Executive agrees with the Company to amend the provisions of the Employment Agreement by written instrument as referenced in Section 12(b) of the Employment Agreement and as set forth below.

The Employment Agreement is amended as follows:

1.Section 1 is deleted and restated as follows:

Term of Agreement. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and end with the effective date of the earlier of (i) Executive’s voluntary retirement (ii) the agreement by Executive with the Nominating Committee and the Board of Directors for Executive not to stand for reelection to the Board (iii) the Board of Director’s decision to elect a new Chairman of the Board of Directors, or (iv) a shareholder vote against Executive’s reelection to the Board of Directors (the “Term” upon which the last date is the “Date of Termination”).

2.    Section 2(a) is amended and restated as follows:

(a) Duties. Until December 31, 2016, the Executive shall serve as the Company’s Chief Executive Officer and shall have such other duties as agreed to by the Board of Directors of the Company (the “Board”). Beginning January 1, 2017, the Executive shall serve as Executive Chairman of the Board. In such positions, the Executive shall have such duties and authority as shall be determined from time to time by the Board and as shall be consistent with the by-laws of the Company as in effect from time to time. The Executive shall devote his best efforts to his duties hereunder, in accordance with the by-laws of the Company and applicable law.

3.    Section 4(a) is amended and restated as follows:

(a) Annual Bonus. During the Term up through December 31, 2016, the Executive shall be eligible to participate in the Executive Corporate Incentive Plan of the Company (the "Bonus Program") in accordance with the terms and provisions of such Bonus Program as established from time to time by the Compensation Committee and pursuant to which the Executive will be eligible to earn an annual cash bonus (the "Annual Bonus"). Pursuant to the terms of the Bonus Program, the Executive shall be eligible to earn, for each full calendar year during the Term, a target Annual Bonus of not less than 200% of Base Salary (the product, the "Target Bonus") based upon the achievement of one or more performance goals established for such year by the Compensation Committee. The Executive shall have the opportunity to make suggestions to the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, but the Compensation Committee will have final power and authority concerning the establishment of such goals. The Compensation Committee shall review the Target Bonus at least annually and may (but shall be under no obligation to) increase (but shall not decrease) the Target Bonus on the basis of such review. The Target Bonus for each year during the Term shall never be less than the Target Bonus for the immediately preceding year.

After January 1, 2017 the Executive shall be eligible to earn an Annual Bonus equal to 200% of Base Salary (the “Executive Chairman Bonus") based upon the achievement of one or more performance goals established for such year by the Board of Directors and the Compensation Committee.

4.	Section 8(a), the last sentence of the first paragraph and the second paragraph only is deleted, and 8(b)(i)(A) and 8(b)(i)(B) are amended and restated as follows:

(b)    Termination by the Company Without Cause, or by the Executive for any Reason, or Termination Because the Term has Ended.

(i)    The Executive's employment hereunder may be terminated by the Company without Cause or by the Executive for any reason, due to retirement eligibility. Upon the termination of the Executive's employment by the Company without Cause or by the Executive for any reason (including permanent disability or death) pursuant to this Section 8(b), or due to end of the Term, the Executive shall be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the "Retirement Benefits"):

(A)    Retirement Payment. The Executive shall be entitled to receive (i) a Target Bonus or Executive Chairman Bonus with respect to the calendar year in which the Date of Termination occurs determined in accordance with the Pro Rata Target Bonus Calculation and payable in substantially equal monthly installments for the twelve month period following the Executive’s Date of Termination with the first installment to be paid in the month following the month of the Date of Termination, (ii) continued vesting of outstanding performance share units, and/or other forms of equity compensation issued during and/or prior to the Term (“Continued Vesting Period”), based on actual performance of the Company during the respective performance periods as set forth in the respective performance share unit agreements between the Executive and the Company and (iii) the benefit of full remaining exercise periods, through the expiration dates specified in the respective award agreements, applicable to any vested stock options. “Pro-Rata Target Bonus Calculation” is determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five.

The Executive acknowledges and agrees that the compensation paid under this Section 8(b) is fair and reasonable, and enforcement of his rights to payment therefor is his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder, and is subject to the Executive complying in all material respects with his obligations under Section 9 or the Confidentiality Agreement (as amended hereby); provided, however, that if the Company claims that the Executive has not complied in all material respects with said obligations, then the Company must first give written notice of the alleged non-compliance to the Executive, and the Executive will have 30 days from receipt of such notice to cure the alleged non-compliance before the Company were to withhold any or all of such Retirement Benefits. All benefits, if any, other than the Retirement Benefits, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company; and

(B)    Benefits. The Company shall pay to the Executive on a monthly basis during the Coverage Period a taxable cash payment equal to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that the Executive would pay for such coverage if the Executive was an active employee. “Coverage Period” shall mean the period commencing on the Date of Termination and ending on the expiration of 18 months from the Date of Termination. The payments provided by this Section shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Date of Termination.

The Company will also continue to provide, for a period of 24 months following the Date of Termination, financial and tax services (currently provided by Ayco) and executive physical exams (currently provided by EHE International).

All benefits, if any, other than the Retirement Benefits, due the Executive following termination pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company. The payments and benefits to be provided pursuant to this Section 8(b)(i) shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the Continued Vesting Period, the Executive breaches in any material respect any of his obligations under Section 9, or the Confidentiality Agreement (as amended hereby), the Company may, upon written notice to the Executive terminate the Continued Vesting Period and cease any benefits continuation coverage or payments, except in each case as required by applicable law, and further provided, however, that if the Company claims that the Executive has breached in any material respect said obligations, then the Company must first give written notice of the alleged breach to the Executive, and the Executive will have 30 days from receipt of such notice to cure the alleged breach before any such termination or cessation by the Company.

5.	Sections 8(c) and 8(d) are deleted.

6.	Section 8(e) is amended and restated as follows:

(c) For Cause by the Company.

The Executive's employment hereunder may be terminated by the Company for Cause. Upon termination of the Executive’s employment for Cause pursuant to this Section 8(c), the Executive shall have no further rights to any compensation (including any Annual Bonus or Executive Chairman Bonus) or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive's termination of employment pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy, or program of the Company.

7.	Sections 8(f) is deleted.

8.	Section 8(g)(i)(A) is amended and restated as follows:

(d) Termination in Connection with Change in Control by the Company Without Cause.

(i) If, following a Change in Control (as defined herein below), the Executive's employment is terminated by the Company without Cause, the Executive shall be entitled to receive, in addition to the benefits provided in Section 8(b), the following benefits (the "CIC Severance Benefits"):

(A) Equity Vesting. The Executive shall be entitled to receive accelerated vesting of all outstanding, unvested equity awards. The schedule for acceleration of the various equity awards will be governed by Section 12 (Change in Control) of the Stock Plan. If (i) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Section 4999”), and (ii) the Executive thereby would be subject to any United States federal excise tax due to that characterization, the Executive’s termination benefits hereunder will be reduced to an amount so that none of the amounts payable constitute excess parachute amounts payments if this would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits. The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.

9.	Section 8(h) and 8(i) are renamed 8(e) and 8(f), respectively.

10.	Unless otherwise modified herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties hereto acknowledge the acceptance of the terms of this Amendment as of the Effective Date, by the signatures of their respective duly authorized representatives.

EXECUTIVE

/s/ Robert Greifeld

Print Name:	Robert Greifeld

Nasdaq, Inc.

/s/ Börje E. Ekholm

By:	Börje E. Ekholm